MUNIYIELD ARIZONA FUND, INC.

FILE # 811-7083

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
3/20/00	Puerto Rico Comwlth 5.75 7/1/16	$530,910,993	$1,000,000	Goldman Sachs
		$	$
		$	$
		$	$